LEASE AGREEMENT

This Lease Agreement (“Agreement”) is made effective as of the 30th day of January, 2006, by N2T, Inc., an Oregon corporation with an address located at 2250 NE 25th Avenue, Hillsboro, Oregon 97124 (“N2T”) and Oakley, Inc., a Washington corporation with its principal offices located at One Icon, Foothill Ranch, California 92610 (“Oakley”), with reference to the following facts:

RECITALS

A. N2T is the owner of that certain Bombardier Global Express XRS model BD-700-1A10 aircraft bearing manufacturer’s serial number 9162 and an FAA registration number of N2T, together with two installed Rolls Royce Deutschland BR700-710A2-20 engines, bearing manufacturer’s serial numbers 12437 (left) and 12438 (right); and

B. N2T desires to lease such aircraft to Oakley and Oakley desires to lease such aircraft from N2T for operation in accordance with the rules and regulations of the FARs (as defined below).

NOW, THEREFORE, in consideration of the premises herein and for other good and valuable consideration, the parties agree as follows.

ARTICLE 1
DEFINITION

1.1  Aircraft. The term “Aircraft” means that certain Bombardier Global Express XRS model BD-700-1A10 aircraft with a manufacturer’s serial number 9162 and an FAA registration number of N2T, together with two installed Rolls Royce Deutschland BR700-710A2-20 engines, bearing manufacturer’s serial numbers 12437 (left) and 12438 (right), and with all accessories, parts, appliances and appurtenances now or hereafter a part thereof, substitutions therefor, and repairs thereto.

1.2  Aircraft Business Expenses. The term "Aircraft Business Expenses" means the Expense Per Occupied Seat Hour multiplied by the number of Occupied Seat Hours directly related to or directly associated with the active conduct of Oakley's trade or business (within the meaning of Internal Revenue Service Notice 2005-45, 2005-1 C.B. 1228) incurred by Oakley during the applicable calendar quarter or calendar year.

1.3  Aircraft Expenses. The term "Aircraft Expenses" means the expenses incurred by Oakley in maintaining and operating the Aircraft (including all fixed as well as Operating Expenses) during the applicable calendar quarter or calendar year. These expenses include, but are not limited to, fuel, oil and other lubricant costs, salaries and benefits for pilots, maintenance personnel, and other personnel assigned to the Aircraft; meal and lodging expenses of flight personnel, take-off and landing fees; costs for maintenance and maintenance flights; costs of on board refreshments, amenities, or gifts; hangar fees (at home or away); management fees; amounts deductible under Section 179 of the Internal Revenue Code of 1986, as amended; Monthly Rent, prorated Base Annual Rent, and all other amounts incurred, payable or reimbursable by Oakley hereunder (including, without limitation, Section 9 hereof). N2T and Oakley agree that the definition of Aircraft Expenses is based on federal income tax law, rules and regulations as in effect the date hereof. Upon any applicable change in tax law, the parties will work together in good faith to conform this provision.

1.4  Airworthiness Directive. The term “Airworthiness Directive” means any Airworthiness Directive issued by the FAA and applicable to the Aircraft.

1.5  Annual Reconciliation. The term “Annual Reconciliation” has the meaning ascribed to it in Section 3.5.

1.6  Charges. The term “Charges” has the meaning ascribed to it in Section 5.10.

1.7  Delivery and Acceptance Certificate. The term “Delivery and Acceptance Certificate” means the certificate executed by Oakley upon accepting delivery of the Aircraft, the form of which is attached hereto as Exhibit A.

1.8  Delivery Date. The term “Delivery Date” means the date upon which the Aircraft is delivered by N2T to Oakley as set forth in the Delivery and Acceptance Certificate.

1.9  Delivery Location. The term “Delivery Location” means the Portland-Hillsboro Airport, Hillsboro, Oregon.

1.10  Default. The term “Default” means any event or condition which with the giving of notice or the lapse of time or both would become an Event of Default.

1.11  Estimated Unreimbursed Aircraft Expenses. The term "Estimated Unreimbursed Aircraft Expenses" means a good faith estimate prepared by Oakley of its Unreimbursed Aircraft Expenses for the applicable period.

1.12  Event of Default. The term “Event of Default” has the meaning ascribed to it in ARTICLE 10 hereof.

1.13  Event of Loss. The term “Event of Loss” with respect to the Aircraft means any of the following events with respect to such property: (i) the loss of such property or of the use thereof due to the destruction of or damage to such property which renders repair uneconomic or which renders such property permanently unfit for normal use by Oakley for any reason whatsoever; (ii) any damage to such property (including, but not limited to, anything requiring the completion of an FAA Form 337 “Major Repair and Alteration Statement”) which results in an insurance settlement with respect to such property on the basis of a total loss, or a constructive or compromised total loss; (iii) the theft or disappearance of such property; (iv) the condemnation, confiscation or seizure of, or the requisition of title to or use or possession of, the Aircraft.

1.14  Expense Per Occupied Seat Hour. The term "Expense Per Occupied Seat Hour" means the Aircraft Expenses incurred during the applicable calendar quarter or calendar year (including Aircraft Expenses incurred, payable or reimbursable by Oakley after the Term), divided by the Occupied Seat Hours during the same period.

1.15  FAA. The term “FAA” means the United States Federal Aviation Administration and any successor agency or agencies thereto.

1.16  FARs. The term “FARs” means the Federal Aviation Regulations.

1.17  Flight Hours. The term “Flight Hours” means actual time that the Aircraft is used during the Term as recorded in the Aircraft flight logs for actual time that the Aircraft is aloft (takeoff to landing) expressed in one-tenth of an hour increments.

1.18  Net Rent. The term “Net Rent” has the meaning ascribed to it in Section 3.4.

1.19  Occupied Seat Hours. The term "Occupied Seat Hours" means the aggregate Flight Hours multiplied by the number of seats occupied for each hour during the applicable calendar quarter or calendar year during the Term only. For purposes of this definition, the Aircraft returning empty from a flight after discharging passengers or traveling empty to pick up passengers (deadheading) is treated as having the same number and character of occupied seat hours as the leg or legs of the trip on which passengers are aboard, as provided in IRS Notice 2005-45, 2005-1 C.B. 1228, as amended, supplemented or replaced from time to time.

1.20  Operating Expenses. The term “Operating Expenses” means all expenses directly related to the operation of the Aircraft including fuel, flight crew fees, flight training, landing charges and similar fees and all incidental expenses related to the operation of the Aircraft, but excluding specifically, Reimbursable Expenses.

1.21  Operating Report. The term “Operating Report” has the meaning ascribed to it in Section 3.4.

1.22  Operational Control. The term “Operational Control” means being the legal operator, holding sole authority over initiating, conducting or terminating a flight, and having command and control of the flight crew.

1.23  Operations Base. The term “Operations Base” means the principal base for operations of the Aircraft, which shall be Hillsboro, Oregon.

1.24  Rent. The term “Rent” means for each Year hereunder, (i) the base annual amount of Ninety Thousand Dollars ($ 90,000.00) per year (“Base Annual Rent”), payable in advance at the commencement of each such Year; (ii) the additional monthly amount of Seven Thousand Nine Hundred Fifty Five Dollars ($ 7,955.00) per month (“Monthly Rent”) payable pursuant to Section 3.6 and (iii) if applicable, any adjustment amount payable by Oakley under Section 3.3.2.

1.25  Reimbursable Expenses. The term “Reimbursable Expenses” means the following expenses that are the responsibility of N2T hereunder: scheduled and unscheduled maintenance and part replacement and repair expenditures, subscription maintenance programs, hangar and de-icing fees, Aircraft washes, and any capital expenses and upgrades to the Aircraft.

1.26  Rent Commencement Date. The term “Rent Commencement Date” means the Delivery Date.

1.27  Rental Tax. The term “Rental Tax” has the meaning ascribed to it in Section 5.10.

1.28  Report Balance. The term “Report Balance” has the meaning ascribed to it in Section 3.4.

1.29  Term. The term “Term” means the lease term hereunder beginning on the Delivery Date and (i) ending one (1) year thereafter; or (ii) to the extent this Agreement is renewed as provided in Section 3.1, then ending one (1) year following the last such renewal term hereunder.

1.30  Timesharing Agreement. The term “Timesharing Agreement” means a permissible timesharing agreement under Part 91.501 of the FARs entered into between Oakley and a Timesharing Lessee.

1.31  Timesharing Lessee. The term “Timesharing Lessee” means a lessee that enters into a permissible timesharing agreement under Part 91.501 of the FARs with Oakley.

1.32  Unreimbursed Aircraft Expenses. The term "Unreimbursed Aircraft Expenses" means (1) the Aircraft Expenses incurred by Oakley during the calendar quarter or the calendar year, as applicable, minus Aircraft Business Expenses during such period; less (2) the total flight charges payable to Oakley by each Timesharing Lessee pursuant to the Timesharing Agreements with respect to such period; less (3) the total Reimbursable Expenses incurred during such period under this Agreement.

1.33  Year. The term “Year” means each one (1) year term under this Agreement beginning with the Delivery Date or an annual anniversary thereof, to the extent that this Agreement is renewed.

ARTICLE 2
ACCEPTANCE AND LEASE OF AIRCRAFT

2.1  Acceptance and Lease. N2T hereby agrees to lease to Oakley at the Delivery Location commencing on the Delivery Date, and Oakley hereby agrees to lease on the Delivery Date from N2T, the Aircraft. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, THE AIRCRAFT SHALL BE DELIVERED BY N2T TO OAKLEY AS-IS, WHERE-IS ON THE DELIVERY DATE, SUBJECT TO EACH AND EVERY DISCLAIMER OF WARRANTY AND REPRESENTATION SET FORTH IN THIS AGREEMENT.

2.2  Time and Place. N2T shall deliver the Aircraft at the Delivery Location on or prior to the Delivery Date. All costs associated with movement of the Aircraft to the Delivery Location shall be the responsibility of the N2T. Oakley shall execute the Delivery and Acceptance Certificate upon taking possession of the Aircraft on the Delivery Date.

2.3  Lease Only. At all times during the Term, full legal title to the Aircraft shall remain vested in N2T. This Agreement and any related documents shall in no way assign or transfer any greater right or interest in the Aircraft or any other property of N2T. The lease of the Aircraft under this Agreement shall be for such term and such rents as set forth below.

2.4  Legal Relationships. Oakley shall have Operational Control of the Aircraft at all times during the Term, except, if applicable, when a third party manager acceptable to N2T shall have Operational Control as provided in the respective management agreement. Neither N2T nor Oakley intends to enter into, and this Agreement is not intended to create or constitute, a joint ownership agreement, as such term is defined in FAR § 91.501(c)(3), or a joint venture, partnership, business organization, association, cooperative arrangement or other relationship by and between N2T on the one hand and Oakley on the other hand and through which any party may be held liable for the omissions or commissions of the other party.

ARTICLE 3
TERM AND RENT

3.1  Term. The term shall commence on the Delivery Date and shall continue for the period specified in Section 1.29 hereof. This Agreement shall automatically renew for successive one (1) year terms in each case, unless either party, for any reason, provides a written notice to the other party sixty (60) days before the end of the then current term that the Agreement will not be renewed.

3.2  Termination of Term. The Term and this Agreement may be terminated by N2T at any time, for any reason, upon a prior sixty (60) day written notice to Oakley, or by Oakley at any time, for any reason, upon a prior sixty (60) day written notice to N2T. No Net Rent shall be due for any period after termination or early termination of this Agreement.

3.3  Rent. Oakley covenants and agrees to pay (i) the Base Annual Rent in advance at the commencement of each such Year hereunder; and (ii) the Monthly Rent to N2T, in arrears, on a quarterly basis, subject to offsets for Estimated Unreimbursed Aircraft Expenses and Reimbursable Expenses as provided in Section 3.4.

3.4  Operating Report. Within thirty (30) calendar days after the end of each calendar quarter during the Term, Oakley shall submit to N2T in writing a statement (“Operating Report”), which in each case shall detail the total Aircraft Expenses incurred in such preceding quarter and shall include a calculation of the net balance for such Operating Report (“Report Balance”) which shall consist of (i) as a debit amount due to N2T a calculation of the corresponding total Monthly Rent for such preceding quarter; and (ii) as a credit amount due to Oakley, (Y) Oakley's Estimated Unreimbursed Aircraft Expenses for such quarter (after offsetting by any corrections for any known overestimates or underestimates during earlier quarters of the same calendar year); and (Z) the total Reimbursable Expenses paid by Oakley in such preceding quarter. To the extent that the Report Balance reflects a debit amount due to N2T (“Net Rent”), then Oakley shall submit, along with the Operating Report, payment equal to such Net Rent. To the extent that the Report Balance reflects a net credit amount due to Oakley, then N2T shall rebate such net credit amount to Oakley within thirty (30) calendar days of N2T’s receipt of the Operating Report.

3.5  Annual Reconciliation. Within ninety (90) calendar days after the end of each calendar year that includes any portion of the Term, and within ninety (90) calendar days after the Term, Oakley shall submit to N2T a statement (“Annual Reconciliation”) for the preceding calendar year which shall reconcile Estimated Unreimbursed Aircraft Expenses with actual Unreimbursed Aircraft Expenses such that Oakley pays N2T additional Net Rent (if Unreimbursed Aircraft Expenses for such calendar year were overestimated in the Operating Reports), or N2T pays Oakley a rebate of Net Rent (if Unreimbursed Aircraft Expenses for such calendar year were underestimated in the Operating Reports), equal to the difference between the aggregate total Estimated Unreimbursed Aircraft Expenses as applied in the Operating Reports for such calendar year and the aggregate actual Unreimbursed Aircraft Expenses incurred by Oakley in the previous calendar year. To the extent that Oakley owes N2T additional Net Rent, then Oakley shall submit, along with the Annual Reconciliation, such additional Net Rent. To the extent that N2T owes Oakley a rebate of Net Rent, N2T shall pay such amount to Oakley within thirty (30) calendar days of N2T’s receipt of the Annual Reconciliation.

3.6  Payments. Except as N2T may otherwise direct in writing, each payment of Net Rent shall be made by Oakley to N2T, by Oakley’s company check delivered to N2T, Inc. 2250 NE 25th Avenue, Hillsboro, Oregon 97124 or by wire transfer to the bank account designated by N2T on or before the applicable due date. Notwithstanding anything to the contrary contained herein, if any date on which a payment of Net Rent becomes due and payable is not a business day then such payment shall be made on the next succeeding business day and no interest shall accrue on the amount of such payment, if such payment is made on such next succeeding business day.

3.7  Net Lease. This Agreement is a net lease. Oakley (or a third party manager acceptable to N2T, if applicable) will be in Operational Control of the Aircraft at all times during the Term, and shall not sell, transfer, assign, encumber or, except with N2T’s prior written consent, sublet or part with such possession of the Aircraft or any of its rights under this Agreement and shall be solely responsible for its possession, use and operation, it being agreed that any Timesharing Agreements entered into by Oakley do not violate this sentence. Except as expressly provided herein, N2T shall not be responsible to pay for any Operating Expenses. N2T shall be responsible to pay for all Reimbursable Expenses at its sole cost. Reimbursable Expenses may be paid initially by Oakley, in which case they shall be applied as a credit by Oakley to offset against amounts due to N2T as provided in Section 3.4 above.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1  Mutual Warranties. Each party represents and warrants to the other parties that it is not a party to any restrictions, agreements or understandings which would prevent or make unlawful such party’s acceptance of the terms set forth in this Agreement or such party’s performance hereunder. Each party further represents that its acceptance of the terms of this Agreement and the performance of its obligations hereunder does not and will not (with or without the passage of time) conflict with or constitute a breach or default of any contract, agreement or understanding, oral or written, to which such party is a party or by which such party is bound. N2T and Oakley further warrant to each other that each has the right to enter into this Agreement, to perform all of its respective obligations hereunder and to transfer and grant the rights transferred and granted herein.

4.2   N2T’s Representations and Warranties. N2T represents and warrants that on the Delivery Date (i) N2T shall have good title to the Aircraft; (ii) the Aircraft shall be free of liens; and (iii) the Aircraft will, beginning on the Delivery Date and continuing throughout the Term, be covered by the insurance required by ARTICLE 8 hereof. N2T DOES NOT MAKE AND HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE AIRWORTHINESS, CONDITION, VALUE, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE FOR ANY PARTICULAR PURPOSE OF THE AIRCRAFT OR ANY PART THEREOF, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF, AS TO THE CORRECTNESS OR COMPLETENESS OF ALL AIRCRAFT RECORDS AND LOGBOOKS, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF. None of the provisions of this Section 4.2 nor any other provision of this Agreement shall be deemed to amend, modify or otherwise affect the representations, warranties or other obligations (express or implied) of the applicable manufacturer, or any subcontractor or supplier of the manufacturer with respect to the Aircraft, or any parts thereof, or to release the manufacturer, or any such subcontractor or supplier from any such representation, warranty or obligation.

4.3  Oakley’s Representations and Warranties. Oakley hereby represents and warrants to N2T and covenants to and with N2T that at all times during the Term:

4.3.1  EXCEPT AS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT AND EXCEPT FOR NORMAL MAINTENANCE AND REPAIR OR AS REQUIRED BY FAA REGULATIONS AND THE APPLICABLE MANUFACTURER MAINTENANCE PROGRAM, OAKLEY SHALL NOT MAKE ANY NON-SEVERABLE IMPROVEMENTS, ALTERATIONS, ADDITIONS OR REPAIRS TO THE AIRCRAFT WITHOUT N2T’S PRIOR WRITTEN CONSENT, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD OR DELAYED.

4.3.2  Oakley shall only use and operate the Aircraft and permit the Aircraft to be used and operated by a third party manager acceptable to N2T (if applicable), in each case (i) in compliance with any and all requirements of the manufacturer and FAA; and (ii) in accordance with any requirement of any insurance issued with respect to the Aircraft.

4.3.3  The Aircraft is, and shall at all times remain, the property of N2T, and Oakley shall have no right, title or interest therein except as set forth in this Agreement. Oakley shall, at its expense, protect and defend N2T’s title against all persons claiming against or through Oakley, at all times keeping the Aircraft free from any legal process or encumbrance whatsoever, including, but not limited to, liens, attachments, levies and executions, except for such legal process or encumbrance as are created by or through N2T. Oakley shall give N2T immediate written notice of any such legal process or encumbrance of which Oakley becomes aware.

4.3.4  Oakley will only operate and maintain the Aircraft and will only permit the Aircraft to be operated and maintained by a third party manager acceptable to N2T (if applicable), in each case, according to this Agreement, and will only use appropriately certified persons to conduct any maintenance required hereunder.

4.3.5  Oakley will, and its use of the Aircraft and the use of the Aircraft by the third party manager acceptable to N2T (if applicable) will, comply with all current and future federal, state or local laws and regulations regarding required security procedures, passenger screening, and any other security and safety requirements applicable to Oakley, the third party manager acceptable to N2T and to Oakley’s use and such third party manager’s use of the Aircraft.

ARTICLE 5
USE, LAWFUL INSURED OPERATIONS AND COVENANTS, MAINTENANCE

5.1  Use. Oakley shall use the Aircraft solely for its own business purposes for which it is duly authorized and strictly in accordance with the terms of this Agreement and the FARs and will permit (i) a third party manager acceptable to N2T to use the Aircraft solely pursuant to a management agreement acceptable in form and content by N2T; and (ii) affiliates of Oakley and other third parties to lease the Aircraft pursuant to time sharing agreements that comply with the requirements of FAR Section 91.501 and other requirements of the FARs. Oakley will have in its possession, or obtain on behalf of N2T, all licenses and permits required by any federal, state or local governments to operate the Aircraft.

5.2  Aircraft Location. The Aircraft shall not be operated or located in (i) any area excluded from coverage by the terms of insurance or (ii) any recognized or threatened area of hostilities, unless fully covered to N2T’s satisfaction by war risk insurance. The Aircraft shall be principally based at the Operations Base during the Term. Oakley shall not change the Operations Base without the prior written consent of N2T.

5.3  Transportation Code Filings. Oakley shall, at its sole cost and expense, take all steps necessary to preserve and protect the U.S. registration of the Aircraft under the applicable provisions of Title 49 of the U.S. Code, and the rules and regulations promulgated thereunder.

5.4  Flight Crew. Oakley will not permit the Aircraft to be operated by other than currently qualified, appropriately certified, and rated (appropriate to the Aircraft) pilots and crew paid and contracted for by Oakley and employed by Oakley, whose licenses are in good standing, who meet the requirements established and specified by the insurance policies required hereunder and by the FAA, and who have attended and successfully completed the manufacturer’s approved training course for this type of aircraft.

5.5  Lawful Insured Operations.

5.5.1  Oakley will operate and maintain or cause to be maintained the Aircraft in an efficient and professional manner, and Oakley will at all times operate and maintain or cause to be maintained the Aircraft under the provisions of FARs Part 91, or other such applicable regulation. Neither Oakley nor its designees will maintain, use, service, repair, overhaul or operate the Aircraft in violation of any law or any rule, regulation, treaty, order or certificate of any government or governmental authority (domestic or foreign) having jurisdiction, or in violation of any airworthiness certificate, license or registration relating to the Aircraft issued by any such authority.

5.5.2  Oakley will not permit the Aircraft to be used except for lawful purposes. The Aircraft shall not be loaded, used, operated, maintained or stored negligently, improperly or knowingly in violation of any applicable law, regulation, ordinance or order of any government or governmental authority having jurisdiction (domestic or foreign), or in violation of any airworthiness certificate, license or registration relating to the Aircraft or its use, or in violation or breach of any representation or warranty made with respect to obtaining insurance required to be in effect under this Agreement on the Aircraft or any term or condition of such insurance policy.

5.5.3  Oakley agrees not to operate the Aircraft, or permit the Aircraft to be operated (i) unless the Aircraft is covered by insurance required by the terms of this Agreement; or (ii) contrary to the terms of the insurance required by the provisions of ARTICLE 8 hereof.

5.6  Covenants. Oakley covenants and agrees with N2T that during the Term:

5.6.1  Oakley will pay or cause to be paid, at its sole cost, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any property belonging to it, prior to the date on which penalties attach thereto and all lawful claims, in each case which, if not paid, might become a lien or charge upon Oakley's interest in the Aircraft. Oakley shall not permit the sale, forfeiture or loss of any part of the Aircraft or interest therein in the course of or as a result of any such proceedings; and

5.6.2  Oakley shall not, directly or indirectly create, incur, assume or suffer to exist any lien on or with respect to this Agreement, the Aircraft or any part thereof or interest therein, except (i) the respective rights of N2T; (ii) N2T’s liens or liens of any party claiming through or against N2T, if any, including, but not limited to, any lien for any loan that N2T shall elect to arrange on the security of the Aircraft; and (iii) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like liens arising in the ordinary course of business and for amounts the payment of which are not yet delinquent or that are being contested in good faith.

5.7  Maintenance.

5.7.1  Oakley shall, at N2T’s expense as a Reimbursable Expense, cause the Aircraft to be inspected, serviced, repaired, overhauled, tested and maintained in compliance with all applicable FARs so as to keep the Aircraft at all times as good operating condition and appearance as when delivered to Oakley hereunder, ordinary wear and tear excepted, and so as to keep the Aircraft in such operating condition as may be necessary to cause the airworthiness certificate of the Aircraft to be maintained in good standing and compliance at all times under the applicable rules and regulations of the FAA and in such manner as to comply with the provisions of this Agreement and to maintain in full force and effect all manufacturers’ warranties in respect of the Aircraft. Any damage, defects or corrosion discovered during any inspection shall be permanently repaired and treated at the sole expense of N2T.

5.7.2  Oakley shall cause, at N2T’s expense as a Reimbursable Expense, all work required by Airworthiness Directives or mandatory, alert or equivalent service bulletins or manuals which require compliance during the Term, to be performed on the Aircraft as required by the FAA, the Aircraft manufacturer, the airframe manufacturer, the engine manufacturer or any other applicable manufacturer as the case may be. Additionally, Oakley shall maintain, inspect, service and test the Aircraft and perform all repairs on the Aircraft in accordance with all recommended service bulletins which might have a detrimental effect on the Aircraft airworthiness or safety of the Aircraft if not performed.

5.7.3  Rights Against Third Parties. N2T hereby assigns to Oakley for the Term all presently existing and future rights and claims of N2T against the manufacturer (or any of its subcontractors or suppliers) of, or service facility for, the airframe, engines, accessories, equipment and component parts of the Aircraft or any replacement thereof with respect to the obligation of said manufacturer or service facility under the warranties granted pursuant to the sale or servicing of such property. Oakley shall perform, and N2T shall cooperate with Oakley to perform, all acts necessary to make a claim under any such warranty, in each case at N2T's expense.

5.8  Records.

5.8.1  Oakley or its designee will maintain copies of all appropriate records of the Aircraft including, but not limited to, flight time, and shall make such records available to N2T, for inspection upon reasonable notice during Oakley’s business hours. Should N2T require an independent audit of these records, such audit will be performed at N2T’s expense by a mutually acceptable third party.

5.8.2  N2T shall deliver to Oakley all maintenance and repair records pertaining to the Aircraft on or prior to the Delivery Date. Oakley will, in turn, deliver all such records in current form to N2T when the Aircraft is returned to N2T. N2T and Oakley shall have access to these records at all reasonable times during the Term.

5.9  Delegation to Third Party Manager. Oakley, pursuant to a separate management agreement, may delegate some of its operational, maintenance and other obligations under this Agreement to a third party manager acceptable to N2T and notwithstanding anything to the contrary contained herein, performance by such third party manager under the respective management agreement will be deemed to be performance by Oakley for purposes of its covenants and obligations under this Agreement.

5.10  Taxes. Oakley agrees to pay all property taxes, tolls, license fees or assessments, and landing fees (collectively, “Charges”) which may be levied or assessed by any government against the Aircraft or the use thereof, in each case to the extent attributable to the period of the Term. In addition, Oakley shall be liable to pay any rental, sales or use tax that may be imposed on or with respect to the amount of the Rent hereunder or, if greater, the amount of imputed rent as assessed by any taxing authority (a “Rental Tax”, in each case excluding taxes in the nature of income or franchise taxes). Oakley will reimburse N2T for any such Charges and Rental Taxes which N2T shall be required to pay; however, Oakley may contest any assessment of a Charge or a Rental Tax on N2T and N2T shall provide Oakley with a timely opportunity to defend against such assessment and cooperate in the defense thereof at Oakley’s expense. Oakley shall, upon receipt of written request from N2T, submit to N2T evidence of Oakley’s payment of any Charges and Rental Taxes due by Oakley.

5.11  Inspection. N2T or its designee shall have the right, but not the duty, to inspect the Aircraft at any reasonable time and upon reasonable notice, provided that each such inspection shall be subject to Oakley’s safety and security rules applicable to the location of the Aircraft and no exercise of such inspection right shall interfere with the normal operation or maintenance of the Aircraft by Oakley or violate requirements of applicable insurance policies. Upon N2T’s request, Oakley shall advise N2T of the Aircraft’s location and, within a reasonable time and, provided there is no undue inconvenience and delay to Oakley, shall permit N2T to examine all information, logs, documents and Oakley’s records regarding or with respect to the Aircraft and its use, maintenance or condition.

ARTICLE 6
REPLACEMENT OF PARTS; ALTERATIONS, MODIFICATIONS AND ADDITIONS

6.1  Replacement of Parts. Oakley shall, at N2T’s expense, promptly replace all parts of the Aircraft which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever.

6.2  Title to Replaced and Replacement Parts. All parts removed from the Aircraft shall remain the property of N2T and shall be subject to this Agreement. Immediately upon any replacement part becoming incorporated, installed or attached as above provided prior to the return of the Aircraft to the N2T hereunder, such replacement part shall become the property of N2T.

6.3  Alterations, Modifications and Additions. Except as contemplated by the terms of this Agreement, Oakley shall not make any non-severable alteration, modification or addition to the Aircraft without the prior written consent of N2T, which consent shall not be unreasonably withheld or delayed. Oakley shall, at N2T’s expense, make such alterations, modifications and additions to the Aircraft as may be required from time to time to meet the applicable FARs, mandatory, recommended, alert or equivalent service bulletins of the Aircraft manufacturer and to comply with Airworthiness Directives issued after the Delivery Date and which require compliance during the Term and to have a valid and continuing FAA certificate of airworthiness. All non-severable alterations, modifications, additions and improvements which are made shall become the property of N2T and shall be subject to all the terms of this Agreement.

6.4  Improvements. Oakley shall, at N2T’s expense, affix or install any accessory, equipment or device to the Aircraft or make any improvement, modification, alteration or addition thereto as may be required from time to time to meet the standards of the FAA or other governmental authority having jurisdiction and which require compliance during the Term. Title to all parts constituting improvements shall without further act vest in N2T and shall be deemed to constitute a part of the Aircraft and be subject to this Agreement.

ARTICLE 7
EVENTS OF LOSS

7.1  Event of Loss With Respect to the Aircraft. Upon the occurrence of an Event of Loss with respect to the Aircraft, Oakley shall forthwith (and in any event, within ten (10) business days after such occurrence) give N2T written notice of such Event of Loss.

7.2  Event of Loss With Respect to an Engine. Upon the occurrence of an Event of Loss with respect to an engine installed on the Aircraft under circumstances in which there has not occurred an Event of Loss with respect to the Aircraft, Oakley shall forthwith (and in any event, within ten (10) business days after such occurrence) give N2T written notice thereof. N2T shall, (i) as soon as practicable arrange, at its sole expense, for an acceptable alternate engine being in substantially good operating condition to be leased and mounted on the Aircraft; and (ii) within ninety (90) calendar days after N2T's receipt of property insurance proceeds with respect to the occurrence of such Event of Loss, purchase, as replacement for the engine with respect to which such Event of Loss occurred, and as soon as such engine is delivered lease to Oakley, an acceptable alternate engine, free and clear of all liens and having a utility equivalent to, and being in substantially as good an operating condition as, the removed engine with respect to which such Event of Loss occurred, assuming such engine was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. For all purposes hereof, each such acceptable alternate engine shall, after such acquisition, be deemed part of the property leased hereunder, and shall be deemed part of the Aircraft. No Event of Loss with respect to an engine under any circumstances shall result in any reduction in Rent provided that the engine is replaced as provided hereunder. If, following an Event of Loss or damage to an engine, Oakley leases a spare engine during the period that the engine leased hereunder is unavailable, Oakley shall pay, at N2T's expense as a Reimbursable Expense, the costs of leasing such spare engine.

ARTICLE 8
INSURANCE

8.1  Public Liability and Property Damage Liability Insurance. N2T, at its own expense, shall maintain or cause to be maintained in effect throughout the Term combined aircraft bodily injury, property damage liability, including passenger liability, insurance with limits of not less than Two Hundred Million Dollars ($200,000,000.00) for each occurrence. Any policies of insurance carried in accordance with this Section 8.1 and any policies taken out in substitution or replacement for any of such policies shall: (1) name Oakley and each Timesharing Lessee as an additional named insured; (2) be with insurance companies with an A.M. Best rating of at least A- and a financial size classification of VII or otherwise as mutually approved by N2T and Oakley; (3) provide for not less than thirty (30) days prior written notice to be received by the certificate holders and additional named insureds before any lapse, material alteration, termination or cancellation of such insurance policy; (4) provide that in respect of the interests of Oakley such policies of insurance shall insure Oakley regardless of any breach or violation of any warranty, declarations or conditions contained in such policies by N2T or any other person; (5) shall waive any rights of set off, counterclaim or deduction, whether by attachment or otherwise, and all rights of subrogation against Oakley or any other additional insured, and Oakley’s or such additional insured's officers, employees and servants; and (6) provide that, if the insurers cancel such insurance for any reason whatever, or the same is allowed to lapse for non-payment of premium, or if there is any material change in policy terms and conditions, such cancellation, lapse or change shall not be effective until thirty (30) calendar days after receipt by Oakley of written notice from such insurers of such cancellation, lapse or change. Each liability policy shall (i) be primary without right of contribution from any other insurance which is carried by Oakley or any other additional insured; and (ii) expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. Oakley shall provide at its own expense worker’s compensation insurance with all-states coverage for the crew and maintenance personnel.

8.2  Insurance Against Loss or Damage to the Aircraft. N2T, at its own expense, shall maintain or cause to be maintained in effect with insurers and/or reinsurers of recognized reputation and responsibility all risk ground and flight aircraft hull insurance with respect to the Aircraft against any loss, theft or damage to the Aircraft, including, without limitation F.O.D. (foreign object damage), fire and explosion coverage, and lightning and electrical damage (including any engines or parts while removed from the Aircraft), for an amount not less than Forty Five Million Dollars ($45,000,000.00). N2T shall additionally maintain in effect, at its own expense, with insurers of recognized responsibility, war risk, hijacking (air piracy), governmental confiscation and expropriation insurance with respect to the Aircraft. All such insurance shall be in full force and effect throughout any geographical areas at any time traversed by the Aircraft and shall be payable in Dollars in the United States. Any policies carried in accordance with this Section 8.2: (1) name N2T as the loss payee; (2) be with insurance companies with an A.M. Best rating of at least A- and a financial size classification of VII or otherwise as mutually approved by N2T and Oakley; (3) provide for not less than thirty (30) days prior written notice to be received by the certificate holders and Oakley before any lapse, material alteration, termination or cancellation of such insurance policy; (4) provide that in respect of the interests of Oakley such policies of insurance shall insure Oakley regardless of any breach or violation of any warranty, declarations or conditions contained in such policies by N2T or any other person; (5) shall waive any rights of set off, counterclaim or deduction, whether by attachment or otherwise, and all rights of subrogation against Oakley, and Oakley’s officers, employees and servants; and (6) provide that, if the insurers cancel such insurance for any reason whatever, or the same is allowed to lapse for non-payment of premium, or if there is any material change in policy terms and conditions, such cancellation, lapse or change shall not be effective until thirty (30) calendar days after receipt by Oakley of written notice from such insurers of such cancellation, lapse or change. Each property insurance policy shall (i) be primary without right of contribution from any other insurance which is carried by Oakley; and (ii) expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

ARTICLE 9
RETURN OF AIRCRAFT

9.1  Time, Place and Condition. Upon the expiration of the Term or other termination of this Agreement (other than an Event of Loss), Oakley shall return the Aircraft in substantially similar repair, condition and working order as existed on the Delivery Date, ordinary wear and tear excepted, by delivering the Aircraft to N2T, at Oakley’s expense, at Hillsboro, Oregon or at such other location within the forty-eight contiguous United States as specified by N2T. If the delivery location is other than Hillsboro, Oregon, N2T shall specify the delivery location no later than five (5) days prior to the date upon which the Aircraft is due to be returned to N2T. All expenses for delivery and return of the Aircraft shall be borne by Oakley.

9.2  Return Condition.

9.2.1  Upon return (other than a return upon an Event of Loss where provisions of ARTICLE 7 shall apply) and at N2T's or Oakley’s expense (based on the party ultimately financially responsible for such item or matter during the Term), the Aircraft must satisfy all of the following conditions: (i) The Aircraft must be in an airworthy and serviceable condition, meet all of the applicable FARs, Airworthiness Directives issued after the Delivery Date [which require compliance during the Term] and manufacturer’s mandatory, recommended, alert or equivalent service bulletins, and have a valid and continuing FAA certificate of airworthiness; (ii) the Aircraft must be returned with all equipment, parts, components, passenger service items and other accessories that were on or in the Aircraft when delivered to Oakley in a serviceable condition (ordinary wear and tear excepted) or with an equivalent or better replacement thereof; (iii) all exterior paint and interior components (including, without limitation, paint, carpet, fabric and wood paneling) must be in the same good appearance as when the Aircraft was delivered to Oakley (ordinary wear and tear excepted); (iv) the Aircraft must be returned with all and complete originals of the logs, manuals, certificates, data, inspection, modification and overhaul records that were on or in the Aircraft when delivered to Oakley or are required to be obtained and maintained by Oakley hereunder (or if originals are not available, then any consequences of or conditions to use of new logs and new maintenance records under FAA rules and regulations shall be observed or complied with), and all entries therein must be complete, correct, and current, and in the case of any modifications made to, or supplemental type certificates incorporated in, the Aircraft, all engineering documents and drawings therefor must also be returned; (v) the Aircraft shall undergo a reasonable inspection or inspections or a flight test or tests, as required in N2T’s discretion (which shall not include a borescope inspection of any Engine), resulting in N2T’s determination that the Aircraft and all parts, components, systems and records comply with FAA standards at that date and meet all of the above conditions; (vi) the Aircraft shall be free and clear of all liens (other than liens created by, or resulting from the actions or inactions of, N2T).

9.2.2  If Oakley does not return the Aircraft in accordance with the above condition by reason of a failure to fulfill any obligation required to be fulfilled at Oakley's expense (but counting only expenses for which Oakley does not have a right of reimbursement by N2T), (X) N2T may make (or cause to be made) any repairs reasonable necessary to restore the Aircraft to the required condition, (Y) Oakley shall reimburse N2T, upon demand, for any costs, expenses and fees related to such restoration (including, without limitation, costs and expenses incurred as a result of actions pursuant to the parenthetical in Section 9.2.1 (iv) above); and/or (Z) Oakley shall compensate N2T for the diminished value of the Aircraft resulting from Oakley’s failure to return the Aircraft in such condition to N2T’s satisfaction. Should Oakley fail to immediately reimburse N2T for such costs, then that failure shall be deemed to be an Event of Default under this Lease.

9.2.3  If the parties hereto cannot agree on the diminished value of the Aircraft mentioned in Section 9.2.2(Z) above, said value shall be established by using the average of the diminished value determined by two appraisals (each party appointing one appraiser) if these are within Five Percent (5%) of each other; if not, a third appraisal shall be done (the appraiser being appointed by the two preceding appraisers) and the average of the two closest appraisals shall be used.

9.3  Notwithstanding the foregoing, it is acknowledged by N2T that the Aircraft will necessarily have more hours and cycles at the time of return than on the Delivery Date and that the Aircraft will have less time remaining to mandatory maintenance, checks and overhauls. It is agreed that none of the foregoing circumstances (except for any mandatory maintenance, checks and overhauls required to be performed during the Term and not performed by Oakley) shall be considered a breach of Oakley’s obligation to return the Aircraft in substantially similar repair, condition and working order as existed on the Delivery Date.

ARTICLE 10
EVENTS OF DEFAULT AND REMEDIES

10.1  Oakley’s Defaults. Any one or more of the following events shall constitute an Event of Default:

10.1.1  Oakley shall fail to make any payment of Base Annual Rent or Net Rent when due hereunder and such failure shall continue for a period in excess of ten (10) calendar days after notice of such failure; or

10.1.2  Oakley shall operate the Aircraft outside the scope of the insurance coverage maintained with respect to the Aircraft; or

10.1.3  Oakley shall fail to perform or observe in any material respect any of the covenants, conditions or agreements to be performed or observed by it hereunder (except for payment of Base Annual Rent or Net Rent) and such failure shall continue for a period in excess of thirty (30) calendar days after written notice from N2T, to Oakley of such failure; or

10.1.4  Any representation or warranty made by Oakley herein or in any other document or certificate furnished to N2T in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect in any material respect when made and not cured within 30 days after notice; or

10.1.5  Oakley suspends substantially all of its operations or the franchises, concessions, permits, rights or privileges required for the conduct of the business and operations of Oakley are revoked, cancelled or otherwise terminated; or

10.1.6  Oakley shall become insolvent or cease to do business as a going concern; or

10.1.7  Oakley shall (i) commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Oakley shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Oakley any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) calendar days or more; or (iii) there shall be commenced against Oakley any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) calendar days from the entry thereof; or (iv) Oakley shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Oakley shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) Oakley shall make an assignment for the benefit of creditors; or

10.1.8  Any attachments or other liens shall be issued or entered against substantially all of the property of the Oakley and shall remain undischarged or unbonded for ninety (90) calendar days or more, except for security interests created in connection with monies borrowed or obligations agreed to by Oakley in the ordinary course of its business.

Oakley hereby acknowledges that the occurrence of any one of the foregoing Events of Default would represent a material Default in the performance of its obligations under this Agreement.

10.2  N2T’s Remedies. Upon the occurrence of any Event of Default, and at any time thereafter so long as the same shall be continuing, N2T may, at its option and upon notice to Oakley declare this Agreement to be in default and at any time thereafter, N2T may exercise one or more of the following remedies with respect to the Aircraft as N2T, in its sole discretion, shall elect, to the extent available and permitted by, and subject to compliance with any mandatory requirements of, applicable law then in effect:

10.2.1  Demand that Oakley, and Oakley shall upon the written demand of N2T and at Oakley’s expense, immediately return the Aircraft to N2T in the manner specified in such notice. Notwithstanding such immediate return of the Aircraft, Oakley shall be required to have the Aircraft comply with all return conditions relating to the Aircraft, as contemplated in this Agreement, none of which shall be deemed waived by such return;

10.2.2  Sell at private or public sale, as N2T may determine, or hold, use, operate or lease to others the Aircraft as N2T, in its sole discretion, may determine, all free and clear of any rights of Oakley;

10.2.3  Perform or cause to be performed any obligation, covenant or agreement of Oakley hereunder. Oakley agrees to pay all costs and expenses incurred by N2T for such performance as additional Rent hereunder and acknowledges that such performance by N2T shall not be deemed to cure said Event of Default;

10.2.4  Exercise any other right or remedy which may be available to N2T under applicable law or proceed by appropriate court action or actions either at law or in equity, to enforce performance by Oakley of the applicable covenants of this Agreement and to recover damages for the breach thereof and to rescind this Agreement; and

10.2.5  Terminate this Agreement by written notice to Oakley and repossess the Aircraft. N2T, at its option, may, with or without legal process, enter upon the premises where the Aircraft may be located and take immediate possession of and remove the same. Oakley specifically authorizes N2T’s entry upon any premises where the Aircraft may be located for the purpose of, and waives any cause of action it may have arising from, a peaceful retaking of the Aircraft.

10.3  Remedies Cumulative. No remedy referred to in this ARTICLE 10 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to N2T at law or in equity; and the exercise or beginning of exercise by N2T of any one or more of such remedies shall not preclude the simultaneous or later exercise by N2T of any or all of such other remedies. No express or implied waiver by N2T of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. The failure or delay of N2T in exercising any rights granted it hereunder upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies and any single or partial exercise of any particular right by N2T shall not exhaust the same or constitute a waiver of any other right provided herein.

ARTICLE 11
GENERAL PROVISIONS

11.1  Governing Law and Venue. This Agreement shall be interpreted and enforced according to the substantive laws of the State of California without application of its conflicts or choice of law rules.

11.2  Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

11.3  Headings. The headings of Articles, Sections, and sub-sections of this Agreement (other than 11.16) are included for convenience only and shall not be used in its construction or interpretation.

11.4  Waiver. The failure of any party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against another party, unless such waiver is in writing and signed by the party to be charged.

11.5  Severability. If any provision of this Agreement is judicially determined to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.

11.6  Attorneys’ Fees. Oakley shall be liable for all costs, charges and expenses, including reasonable legal fees and disbursements, incurred by N2T by reason of the occurrence of any Event of Default or the exercise of N2T’s remedies with respect thereto. In the event a dispute (other than by reason of the occurrence of any Event of Default or the exercise of N2T’s remedies with respect thereto) arises regarding this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, in addition to other relief to which it is entitled.

11.7  DISCLAIMER OF DAMAGES. N2T AGREES THAT IT SHALL NOT BE ENTITLED TO RECOVER, AND HEREBY DISCLAIMS AND WAIVES ANY RIGHT THAT IT MAY OTHERWISE HAVE TO RECOVER CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR INDIRECT DAMAGES THAT MAY ARISE AS A DIRECT OR INDIRECT RESULT OF ANY BREACH OR ALLEGED BREACH BY OAKLEY OF ANY OF THE AGREEMENTS, REPRESENTATIONS OR WARRANTIES OF OAKLEY CONTAINED IN THIS AGREEMENT.

11.8  Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the lease of the Aircraft, and supersedes all prior oral or written agreements or understandings regarding this subject matter, and shall be binding upon the parties, their successors, assigns and legal representatives. This Agreement can only be amended by a writing signed by all parties.

11.9  Assignment. It is understood that N2T may assign or pledge any or all of its rights in this Agreement or the Aircraft without notice to or the consent of Oakley. Any payments received by the assignee from Oakley with respect to the assigned portion of the Agreement shall, to the extent thereof, discharge the obligations of Oakley to N2T with respect to the assigned portions of the lease. Oakley shall not have any right to assign, delegate, transfer or otherwise encumber this Agreement or any portion hereof without N2T’s prior written consent, which consent shall not be unreasonably withheld or delayed, it being agreed that this sentence shall not apply to Timesharing Agreements.

11.10  Notices. All notices, requests or other communications under this Agreement shall be in writing, and shall be sent to the parties (Attn: Jim Jannard, President if for N2T; Attn: Link Newcomb, Chief Operating Officer if for Oakley) at the respective addresses set forth on Page 1 of this Agreement, and shall be deemed to have been duly given on the date of service if sent by facsimile (provided a hard copy is sent in one of the manners specified herein) or hand delivery, or on the day following service if sent by overnight air courier service with next day delivery with written confirmation of delivery. Each party is required to notify the other parties in the above manner of any change of address.

11.11  Authority. The parties executing this Agreement on behalf of N2T and Oakley represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

11.12  Effectiveness. This Agreement shall have retroactive effect to January 30, 2006.

11.13  Survival. The provisions of all Sections under ARTICLE 1, ARTICLE 9, ARTICLE 10 and ARTICLE 11 shall survive any termination of this Agreement.

11.14  Modification of Agreement. No change or modification hereof or waiver of any term or condition hereof shall be effective unless the change or modification is in writing and signed by both parties.

11.15  Time of the Essence. Time is of the essence in this Agreement.

11.16  Truth In Leasing Statement Under FAR 91.23.

11.16.1  OAKLEY HAS REVIEWED THE AIRCRAFT’S MAINTENANCE AND OPERATING LOGS SINCE ITS DATE OF MANUFACTURE AND HAS FOUND THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91.409 OR PART 135 DURING SUCH PERIOD. OAKLEY CERTIFIES THAT THE AIRCRAFT PRESENTLY COMPLIES WITH THE APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS OF FAR PART 91 OR PART 135.

11.16.2  THE AIRCRAFT, WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, EXCEPT TO THE EXTENT THE AIRCRAFT IS LESS THAN TWELVE (12) MONTHS OLD, HAS BEEN, AND DURING THE TERM, SHALL BE INSPECTED AND MAINTAINED IN ACCORDANCE WITH FAR PART 91.409 OR PART 135, AND ALL APPLICABLE REQUIREMENTS FOR MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN COMPLIED WITH.

11.16.3  OAKLEY, INC. CERTIFIES AND KNOWINGLY ACKNOWLEDGES THAT WHEN IT OPERATES THE AIRCRAFT UNDER THIS AGREEMENT, OAKLEY, INC. SHALL BE KNOWN AS, CONSIDERED AND IN FACT WILL BE, THE OPERATOR OF SUCH AIRCRAFT.

11.16.4  AN EXPLANATION OF FACTORS BEARING ON CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE; AND

11.16.5  THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES DURING ANY LEASE THEREOF, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY ANY REPRESENTATIVE OF THE FAA.

11.16.6  OAKLEY, INC. CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT AND THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FARS.

11.16.7  Notwithstanding the foregoing, any inaccuracy in any statement or certification in Section 11.16.1 shall not in and of itself constitute an indemnifiable claim or an Event of Default hereunder.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above mentioned and written. THIS AGREEMENT SHALL NOT BE EFFECTIVE UNTIL EXECUTED ON BEHALF OF EACH PARTY.

LESSOR: N2T, Inc. By: Jim Jannard, President Title: President	LESSEE: Oakley, Inc. By: Cosmas Lykos, Vice President, Business Development

EXHIBIT A
DELIVERY AND ACCEPTANCE CERTIFICATE

THIS DELIVERY AND ACCEPTANCE CERTIFICATE is delivered, as of the date set forth below, by Oakley, Inc., a Washington corporation, whose address is One Icon, Foothill Ranch, California 92610 (“Oakley”) to N2T, Inc., an Oregon corporation whose address is 2250 NE 25th Avenue, Hillsboro, Oregon 97124 (“N2T”), pursuant to the Lease Agreement between N2T and Oakley dated January 30, 2006 (the “Agreement”).

Oakley hereby indicates and confirms to N2T that Oakley has, at Hillsboro, Oregon, on January 30, 2006, in accordance with the provisions of the Agreement accepted delivery of one (1) Bombardier Global Express XRS Aircraft, serial number 9162, registration number N2T, together with all parts, items of equipment, instruments, components, and accessories installed therein or thereon, including the two installed Rolls Royce Deutschland BR700-710A2-20 engines having manufacturer’s serial numbers 12437 (left) and 12438 (right) (collectively, the “Aircraft”).

OAKLEY ACCEPTS THE AIRCRAFT “AS-IS” AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE AGREEMENT INCLUDING THE WARRANTIES AND DISCLAIMERS PROVIDED IN SECTION 2.1 and 4.2 THEREOF.

IN WITNESS WHEREOF, Oakley has caused this instrument to be executed and delivered by its duly authorized officer at the date and time of delivery set forth above.

Oakley, Inc. By: Cosmas Lykos, Vice President, Business Development	Accepted and Agreed by N2T, Inc.: By: Jim Jannard, President

AT DELIVERY:

Total Hours / Landings on Airframe SN 9162:	Hours	Landings
Total Hours / Cycles on Left Engine SN 12437:	Hours	Cycles
Total Hours / Cycles on Right Engine SN 12438:	Hours	Cycles